PRESS RELEASE

Investor Contact:	Financial Contact:	Acquisitions Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Kellie Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com

Healthcare Trust of America, Inc. Announces
Over $800 Million of Acquisitions in 2010

Scottsdale, Arizona (January 6, 2011) — Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded real estate investment trust announced that in 2010, it completed 24 acquisitions, for a total purchase price of approximately $806.9 million. The 2010 acquisitions consisted of 53 medical office buildings, four hospitals and one corporate office building, representing approximately 3.5 million square feet. Of this total amount, HTA acquired approximately $464 million in real estate assets during the fourth quarter of 2010. As of December 31, 2010, HTA’s portfolio included 10.9 million square feet, which is approximately 91.5% occupied. HTA’s total portfolio is approximately $2.27 billion based on acquisition price.

In 2010, HTA expanded its presence into the states of New York, Nevada, North Carolina and New Mexico. This geographic diversification extends HTA’s presence to 24 states with approximately 61.6% of the portfolio square footage located in the South, Southeast and Southwest regions while 38.4% is located in the Midwest and Northeast regions. HTA established key relationships in 2010 with a number of healthcare providers including Deaconess Health System (IN), Texas Health Resources, Ascension Health, Medical College of South Carolina, Adventist/Florida Hospital, Banner Health, WakeMed Health System, National Institutes of Health (NIH), CHRISTUS Health, and West Penn Allegheny Health System.

HTA’s 2010 acquisitions are characterized by approximately 96% occupancy at closing, 62% on-campus or across the street from a hospital, and a weighted average remaining lease term in excess of eight years. HTA completed ten transactions that were each in excess of $25 million with the largest being the Columbia Portfolio which was approximately $190 million. In 2010, HTA deployed approximately $623 million in equity and assumed $184 million in debt associated with the acquired properties in 2010.

“Our full investment of capital along with the establishment of our unsecured credit facility were key achievements in moving to the next stage of our life cycle” stated Scott. D. Peters, Chief Executive Officer of HTA.  “As we move into 2011, we remain focused on generating both immediate and longer term value and implementing strategic opportunities for the benefit of our company and shareholders.”

					ACQUISITION
PORTFOLIO	# OF BLDGS	CITY	STATE	RSF	PRICE
Camp Creek	2	Atlanta	GA	80,355	$19,550,000
King Street	1	Jacksonville	FL	53,169	$10,775,000
Deaconess	5	Evansville	IN	260,520	$45,257,000
Sugar Land	1	Houston	TX	60,334	$12,400,000
Chesterfield Rehabilitation Center(1)	—	Chesterfield	MO	—	$3,900,000
Mt. Pleasant (E. Cooper)	1	Mount Pleasant	SC	60,809	$9,925,000
Pearland –Cullen & Broadway	2	Pearland	TX	54,695	$10,476,000
Hilton Head — Heritage	3	Hilton Head	SC	30,407	$10,710,000
Triad Technology Center	1	Baltimore	MD	101,386	$29,250,000
Federal North	1	Pittsburgh	PA	191,612	$40,472,000
Balfour Concord Portfolio	2	Denton, Lewisville	TX	55,599	$13,500,000
Cannon Park Place	1	Charleston	SC	46,711	$10,446,000
7900 Fannin	1	Houston	TX	176,153	$38,100,000
Overlook	1	Stockbridge	GA	35,177	$8,140,000
Sierra Vista	1	San Luis Obispo	CA	44,825	$10,950,000
Orlando Portfolio	2	Orlando & Oveido	FL	101,817	$18,300,000
Santa Fe Portfolio	2	Santa Fe	NM	53,443	$15,792,000
Rendina Portfolio	5	Multiple	AZ, FL, NV, NY, MO	306,814	$84,242,000
Allegheny HQ	1	Pittsburgh	PA	228,866	$39,000,000
Raleigh Medical Center	1	Raleigh	NC	89,089	$16,500,000
Columbia Portfolio	8	Multiple	NY,FL	913,177	$187,464,000
Florida Orthopedic ASC	1	Temple Terrace	FL	16,660	$5,875,000
Select Medical LTACH Portfolio	4	Multiple	FL, GA, TX	217,710	$102,045,000
Phoenix Portfolio	2	Phoenix, Glendale	AZ	180,988	$35,809,000
Medical Park of Cary	9	Cary	NC	150,021	$28,000,000

TOTALS	58			3,510,337	$806,878,000

(1)	Represents our purchase of the remaining 20% interest we previously did not own in the JV Company that owns Chesterfield Rehabilitation Center.

“Our acquisition pace in the fourth quarter offered HTA an opportunity to access our $275 million unsecured credit facility with our syndication of key banking relationships to fund part of the purchase of the Medical Park of Cary. Our acquisition volume and the utilization of our unsecured credit facility allowed HTA to become fully invested at the end of 2010”, stated Kellie S. Pruitt, Chief Financial Officer of HTA. “HTA’s 2010 acquisitions and the strong fundamentals associated with these assets continue to enhance the strength of our balance sheet and our portfolio’s financial performance.”

“HTA has remained committed to its strategic plan, acquiring $457 million in 2009 and $807 million in 2010 of stable, high-quality assets in strong economic markets while partnering with top-rated healthcare systems”, stated Mark D. Engstrom, Executive Vice President – Acquisitions of HTA. “Of our combined acquisition volume of $1.3 billion over the last two years, over 50% came from direct, off-market dealings. These acquisitions reflect the strength of our industry relationships and demonstrate our ability to use our creativity, innovation, and flexibility in structuring our transactions.”

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. During the year ended December 31, 2010, HTA acquired approximately $807 million in medical office and healthcare-related assets. These assets included a total of 24 acquisitions representing approximately 3.5 million square feet. Since its formation in 2006, HTA has made 77 geographically diverse acquisitions valued at approximately $2.27 billion based on purchase price, which includes 238 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.9 million square feet and includes 214 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: our portfolio may not perform as well as we currently anticipate due to general economic and real estate related conditions in the markets in which are properties are located and nationally; we may not be able to successfully implement a strategic opportunity that benefits our shareholders; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.